Exhibit 10.3

MTC TECHNOLOGIES, INC.

2007 DEFERRED COMPENSATION PLAN

Effective January 1, 2007

i

ii

iii

MTC TECHNOLOGIES, INC.

2007 DEFERRED COMPENSATION PLAN

Effective January 1, 2007

ARTICLE I

Purpose and Effective Date

1.1. Purpose. This plan is intended to allow a select group of key management or other highly compensated employees of the Company and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them and to provide supplemental retirement benefits for those employees. The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Internal Revenue Code Section 409A and regulations and rulings thereunder.

1.2. Effective Date. This Plan shall be effective as of January 1, 2007.

ARTICLE II

Definitions

For ease of reference, the following definitions will be used in the Plan:

2.1. Account(s). “Account(s)” means the account(s) maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan and shall not constitute or be treated as a separate fund of assets.

2.2. Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Article VII.

2.3. Board. “Board” means the Board of Directors of MTC Technologies, Inc.

2.4. Bonus Deferral Commitment. “Bonus Deferral Commitment” means that portion of bonus compensation for which a Participant has made an election to defer receipt pursuant to Article IV.

2.5. Change in Control. “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined by the Secretary of the Treasury in §1.409A-3(g)(5) of the proposed regulations issued under Section 409A of the Code or any final regulations under that section.

2.6. Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.7. Company. “Company” means MTC Technologies, Inc., an Ohio corporation, its parents, subsidiaries, affiliates and successors (excluding any parent, subsidiary or affiliate that has not been approved by the Plan Administrator for participation in this Plan). Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.

2.8. Company Contribution Account. “Company Contribution Account” means the Account maintained in accordance with Sections 5.3 and 5.4 with respect to any Matching Contributions and Discretionary Contributions made under this Plan. A Participant’s Company Contribution Account shall be utilized solely as a device for the determination and measurement of amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a separate fund of assets.

2.9. Compensation. “Compensation” means compensation for services performed, including salary and bonus. This includes a Participant’s (i) base salary as in effect from time to time during a Plan Year and (ii) bonuses earned during a Plan Year. In no event shall any of the following items be treated as Compensation hereunder: (i) payments from this Plan or any other Company nonqualified deferred compensation plan; (ii) any form of non-cash compensation or benefits, including short and long term disability payments, group life insurance premiums, income from the exercise of non-qualified stock options, from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) expense reimbursements; (iv) severance payments, or (v) any other payments or benefits other than normal Compensation as determined by the Plan Administrator in its sole discretion.

2.10. Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article IV. A Participant’s Compensation Deferral may consist of a Salary Deferral Commitment, a Bonus Deferral Commitment, or a combination, as applicable to the Participant.

2.11. Disability. “Disability” means that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determineable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve

(12) months, or (ii) is, by reason of any medically determineable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an an accident or health plan covering employees of the Participant’s Employer. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

2.12. Discretionary Contribution. “Discretionary Contribution” means any amount credited to a Participant’s Company Contribution Account under Section 5.4.

2.13. Elective Deferral Account. “Elective Deferral Account” means the Account maintained in accordance with Section 5.2 with respect to any elective Compensation Deferrals made under this Plan. A Participant’s Elective Deferral Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a separate fund of assets.

2.14. Employer. “Employer” means the Company and any affiliated or subsidiary entities designated by the Plan Administrator.

2.15. Matching Contribution. “Matching Contribution” means any amount credited to a Participant’s Account under Section 5.3.

2.16. Participant. “Participant” means any employee who satisfies the eligibility requirements set forth in Article III. In the event of the death or incompetency of a Participant, the term means his or her beneficiary, personal representative or guardian.

2.17. Participation Agreement. “Participation Agreement” means the authorization form that an eligible employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, a sample form of which is attached as Exhibit A.

2.18. Plan. “Plan” means this Plan, entitled the MTC Technologies, Inc. 2007 Deferred Compensation Plan, as amended from time to time.

2.19. Plan Administrator. “Plan Administrator” means the committee appointed by the Company to administer this Plan pursuant to Article VIII.

2.20. Plan Year. “Plan Year” means the twelve (12) month period beginning on each January 1 and ending on the following December 31.

2.21. Retirement. “Retirement” means termination of Company employment after attaining age sixty (60).

2.22. Salary Deferral Commitment. “Salary Deferral Commitment” means that portion of salary compensation for which a Participant has made an election to defer receipt pursuant to Article IV.

2.23. Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall only include circumstances satisfying the requirements of Section 409A of the Code.

2.24. Year of Plan Participation. “Year of Plan Participation” means a twelve (12) month consecutive period in which the Participant has participated in this Plan.

ARTICLE III

Eligibility and Participation

3.1. Eligibility. An employee of the Company shall be eligible to participate in this Plan if the employee is a management or highly compensated employee and is named by the Plan Administrator to be a Participant in this Plan by notice given to the employee through delivery of a Participation Agreement. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Accounts.

3.2. Participation. An eligible employee may elect to enter into a Salary Deferral Commitment with respect to any Plan Year by submitting a Participation Agreement to the Plan Administrator by December 31 (or such earlier date established by the Plan Administrator) of the calendar year immediately preceding the Plan Year. An eligible employee may elect to enter into a Bonus Deferral Commitment by submitting a Participation Agreement to the Plan Administrator no later than six (6) months prior to the end of the period in which the performance-based compensation that is the subject of the Bonus Deferral Commitment is earned (or such earlier date established by the Plan Administrator). Such Participation Agreement shall only be effective if entered into in a manner consistent with the provisions of Code section 409A.

3.3. Partial Year Participation. If an employee first becomes eligible to participate during a calendar year, the employee must submit a Participation Agreement to the Plan Administrator no later than thirty (30) days following the date the employee becomes eligible to participate. Such Participation Agreement shall be effective only with respect to Compensation for services to be performed subsequent to the election and deferred in a manner consistent with the provisions of Code section 409A.

3.4. Change of Status. If a Participant no longer meets the eligibility criteria set forth in Section 3.1 or if the Plan Administrator determines that a Participant’s employment performance is no longer at a level which deserves reward through participation in this Plan, but the Participant’s employment with Employer is not terminated, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s vested interest in such benefits as of the date designated by the Plan Administrator.

ARTICLE IV

Elective Deferrals

4.1. Amount of Deferral Election. A Participant may elect a Compensation Deferral in the Participation Agreement as follows:

(a) Salary Deferral Commitment. A Salary Deferral Commitment shall be related to the salary payable by the Company to the Participant for services performed during the Plan Year. The amount to be deferred shall be stated as a percentage of the salary to be earned during the Plan Year, as a flat dollar amount from any salary earned during the Plan Year, or in such other form as allowed by the Plan Administrator.

(b) Bonus Deferral Commitment. The amount to be deferred shall be stated as a percentage of any bonus earned during the Plan Year, as a flat dollar amount from any bonus earned during the Plan Year, or in such other form as allowed by the Plan Administrator.

4.2. Deferral Limits. The following limitations shall apply to Compensation Deferrals:

(a) Minimum. The minimum deferral amount for a Salary or Bonus Deferral Commitment shall be two thousand dollars ($2,000) per Plan Year. If the Compensation Deferral is a Bonus Deferral Commitment, the $2,000 minimum shall be calculated as a percentage of targeted incentive bonus.

(b) Maximum. The maximum deferral amount for the aggregate Salary and Bonus Deferral Commitment during any Plan Year shall be Seventy Five Thousand Dollars ($75,000).

(c) Changes in Minimum or Maximum. The Plan Administrator may amend the Plan to change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Compensation Deferral made prior to the Plan Administrator’s action unless otherwise required by law.

4.3. Treatment under Qualified Plan. Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

4.4. Period of Commitment. A Participant’s Participation Agreement as to a Compensation Deferral shall remain in effect until otherwise revoked. After a Plan Year has begun, the Compensation Deferral shall be irrevocable for the remainder of that Plan Year. A Participant may revoke a Compensation Deferral for any future year prior to December 31 of the current Plan Year. Notwithstanding the above, the Participation Agreement shall be terminated if a distribution is made to a Participant as a result of an Unforseeable Emergency pursuant to Section 6.6 or if such termination is required for the Participant to be able to obtain a hardship distribution under a qualified plan with a qualified cash or deferred arrangement under Code section 401(k). Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with Article III herein.

ARTICLE V

Participant Accounts

5.1. Establishment of Accounts. For record keeping purposes only, separate accounts shall be maintained for each Participant to reflect his or her Elective Deferral Account and Company Contribution Account (collectively referred to as “Accounts.”) Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant’s distribution elections and vesting.

5.2. Crediting Compensation Deferrals to Elective Deferral Account. The Plan Administrator shall credit Compensation Deferrals to the Participant’s Elective Deferral Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election. Any withholding of taxes or other amounts which is required by federal, state, or local law with respect to Compensation Deferrals shall be withheld from the Participant’s non-deferred Compensation to the maximum extent possible with any excess reducing the amount deferred.

5.3. Crediting Matching Contributions to Company Contribution Account. The Company shall credit, on behalf of any Participant who has elected to make Compensation Deferrals for a Plan Year, a Matching Contribution to the Participant’s Company Contribution Account in an amount equal to the Participant’s Compensation Deferrals for the Plan Year, up to a maximum of three percent (3%) of the Participant’s Compensation. Matching Contributions shall be credited at the same time that the Compensation Deferrals on which they are based are credited to the Participant’s Account.

5.4. Crediting Discretionary Contributions to Company Contribution Account. The Company may make Discretionary Contributions to the Participant’s Company Contribution Account. Discretionary Contributions shall be credited at such times and in such amounts as the Plan Administrator in its sole discretion shall determine. The Plan Administrator shall notify Participants of contributions to their Company Contribution Account under this Section 5.4.

5.5. Interest on Account. A Participant’s Account shall be credited with interest at the rate of six and one-half percent (6.5%) adjusted up or down each year such that the interest for the following year shall be equal to the five-year rolling average of the Moody’s Bond Record – Average Corporate Rate rounded to the nearest tenth of a percent. For example, for Plan Year 2007 the crediting rate (APR) was determined by using the five-year rolling average of 6.558% calculated as the end of calendar year 2005.

5.6. Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any interest deemed to be earned on such Account in accordance with Section 5.4, less any payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan, and any forfeitures.

5.7. Vesting of Accounts. Participants shall be vested in their Accounts as follows:

(a) Compensation Deferrals, and interest credited thereon, shall be one hundred percent (100%) vested at all times.

(b) Matching Contributions and Discretionary Contributions, and interest credited thereon, shall vest as set forth in the Participation Agreement first provided to the employee notifying him of his selection to participate in the Plan. Notwithstanding the previous sentence, the Company Contribution Account shall become one hundred percent (100%) vested upon the occurrence of any of the following events to the extent permitted under Code section 409A:

(i) The Participant’s Retirement,

(ii) The Participant’s Disability,

(iii) The Participant’s death,

(iv) A Change in Control of the Company.

5.8. Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than annually, a statement in such form as the Plan Administrator deems desirable setting forth the balance of his or her Account.

ARTICLE VI

Payments to Participants

6.1. Distributions. Distributions under this Plan may only be made in accordance with the requirements of Code Section 409A.

6.2. Separation from Service. Upon (a) a Change in Control or (b) a Participant’s separation from service with the Company within the meaning of Section 409A of the Code for any reason except Disability or death, the Participant shall be entitled to receive payment of the Participant’s Accounts in a form and manner consistent with the requirements of Code Section 409A. Benefits shall be paid in the form set forth in Section 6.3. Benefits payable in a lump sum and the first installment of any benefits payable in installments shall be paid as soon as practicable after January 1 of the year following the year in which the Participant’s termination date occurs. Future annual installment benefits shall be paid annually as soon as practicable after January 1 of each subsequent year. Nothwithstanding the above, if the Participant is re-employed by the Company before the last day of the year in which such termination occurred, he or she shall be treated as if the termination never occurred.

6.3. Form of Payment. Subject to the requirements of Code Section 409A, benefits payable under Section 6.2 shall be payable from the Participant’s Account as a result of separation from service shall be paid in the form elected by the Participant in his or her Participation Agreement. If a Participant fails to make a timely election, benefits shall be paid in equal annual installments over a period of fifteen (15) years. Options for form of payment shall include:

(i) A lump sum payment, or

(ii) Substantially equal annual installments over a period of five (5), ten (10) or fifteen (15) years. The Participant’s Account shall continue to earn interest during the payment period on the unpaid balance in the Participant’s Account.

6.4. Disability. Upon the Disability of a Participant, the Participant shall be paid the balance in his or her Accounts in the form of a lump sum payment, with such payment to be made as soon as practicable after the Participant’s Disability has been determined.

6.5. Death.

(a) Upon the death of a Participant prior to termination of employment, the Company shall pay to the Participant’s Beneficiary the balance in his or her Accounts in the form of a lump sum payment, with such payment to be made as soon as practicable after the Participant’s death.

(b) Upon the death of a Participant after benefit payments have commenced, the Participant’s Beneficiary shall receive the remaining unpaid balance in the Participant’s Accounts in the same manner as the Participant was being paid prior to the Participant’s death; provided, however, that any benefits payable hereunder to a trust or estate shall be made in a lump sum.

6.6. Unforeseeable Emergency. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may, in its sole discretion, make distributions from the Participant’s Elective Deferral Account. A Participant requesting a distribution as a result of an Unforeseeable Emergency shall apply in writing to the Plan Administrator and shall provide such additional information as the Plan Administrator may require. The amount of the withdrawal shall be limited to the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If a distribution is made due to an Unforeseeable Emergency in accordance with this Section 6.6, the Participant’s deferrals under this Plan shall cease for the remainder of the Deferral Period in which the distribution occurs. Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with Article III herein.

6.7. Small Accounts. Notwithstanding any election made under this Plan, if the total value of the Participant’s Account on the Participant’s Retirement date is less than $10,000, then the Participant’s Account shall be paid to the Participant in one lump sum as soon as practicable after January 1 of the year following the year in which the Participant retires.

6.8. Valuation of Payments. Any lump sum benefit owed under this Article VI shall be payable in an amount equal to the value of the Participant’s Accounts (or relevant portion thereof) as of January 1 in the year in which payment is to be made. The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant’s Accounts (or relevant portion thereof) as of January 1 in the year in which payment is to be made, divided by (ii) the number of installment payments elected by the Participant. The remaining installments shall be paid in an amount equal to the value of such Accounts (or relevant portion thereof) as of January 1 in the year in which each payment is to be made, divided by the number of remaining unpaid installment payments; provided that in any event the entire balance of the Account shall be paid to the Participant in the last year in which a payment is due.

6.9. Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), no distribution under this Plan may be made, or may commence, before the date which is 6 months after the date of such Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

6.10. Effect of Code Section 4999. Notwithstanding any other provision of this Plan to the contrary, if any payments made to a Participant from his Company Contribution Account, alone or together with any other compensation or benefit a Participant has received or may receive, would result in the Participant’s being subject to an excise tax under Section 4999 of the Code, the amount payable hereunder may be reduced or deferred to the extent necessary to ensure that no payment or distribution by the Company or any other person to or for the benefit of the Participant will be subject to the excise tax imposed by Section 4999. Such reduction or deferral shall only be made in compliance with Code Section 409A.

6.11. Discharge for Cause. Notwithstanding any other provision of this Plan to the contrary, no benefit, other than the amount of a Participant’s Elective Compensation Deferrals, shall be paid hereunder if a Participant’s employment with Employer has been terminated for “cause.” A termination for cause is a termination based upon the occurrence of any of the following events:

(a) The Participant’s willful and intentional violation of any state or federal laws, or of the Bylaws, rules, policies or resolutions of Employer, or the rules or regulations of any regulatory agency or governmental authority having jurisdiction over Employer, which in the opinion of the Plan Administrator has or might have a material adverse effect upon Employer;

(b) The Participant’s conviction of any felony or any crime involving moral turpitude, or the Participant’s willful and intentional commission of a fraudulent or dishonest act; or

(c) The Participant’s willful and intentional disclosure, without authority, of any secret or confidential information concerning Employer or any customer of Employer, or taking any action which Employer’s Board determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Employer.

6.12. Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

6.13. Effect of Payment. The full payment of the applicable benefit under this Article VI shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VII

Beneficiary Designation

7.1. Beneficiary Designation. Subject to Section 7.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid in the event of such Participant’s death prior to complete distribution of the Participant’s Accounts. Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator (a sample of which is attached as Exhibit B) and shall be effective only when filed with the Plan Administrator during the Participant’s lifetime.

7.2. Changing Beneficiary. Subject to Section 7.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Plan Administrator. The filing of a new properly completed Beneficiary designation shall cancel all Beneficiary designations previously filed.

7.3. Community Property. If the Participant resides in a community property state, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

(a) No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided in Section 7.1, if the Beneficiary designation is void under Section 7.3, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s Accounts, the Participant’s Beneficiary shall be the Participant’s estate.

7.4. Effect of Payment. Payment to the deemed Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VIII

Administration

8.1. Plan Administrator. The Plan Administrator shall be a committee appointed by the Company to administer the Plan. The Plan Administrator shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan.

8.2. Agents. The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may, from time to time, consult with counsel who may be counsel to the Company.

8.3. Binding Effect of Decisions. All decisions and determinations by the Plan Administrator shall be final, conclusive and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

8.4. Indemnification of Plan Administrator. The Company shall indemnify and hold the Plan Administrator harmless against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan due to the Plan Administrator’s service as such, except in the case of gross negligence or willful misconduct by the Plan Administrator or as expressly provided by statute.

ARTICLE IX

Claims Procedures

9.1. Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Plan Administrator, setting forth his or her claim for benefits.

9.2. Claim Decision. The Plan Administrator shall reply to any claim filed under Section 9.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant, setting forth:

(a) the specific reason or reasons for such denial;

(b) the specific reference to relevant provisions of this Plan on which such denial is based;

(c) a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

(d) appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;

(e) the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof; and

(f) the Participant’s right to bring an action for benefits under Section 502 of ERISA.

9.3. Request for Review. Within 60 days after the receipt by the Participant of the written explanation described above, the Participant may request in writing that the Plan Administrator review its determination. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Plan Administrator. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and estopped from challenging the determination.

9.4. Review of Decision. After considering all materials presented by the Participant, the Plan Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based. The decision on review shall normally be made within 60 days after the Plan Administrator’s receipt of the Participant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Participant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s right to bring an action for benefits under Section 502 of ERISA. All decisions on review shall be final and shall bind all parties concerned.

ARTICLE X

Miscellaneous

10.1. Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensation employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits, other than a Participant’s elective Compensation Deferrals, shall be paid hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

10.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of the Company shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.3. Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

10.4. Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections.

10.5. Inability to Locate Participant or Beneficiary. If the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest from the date payment was to commence pursuant to Article VI.

10.6. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.7. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

10.8. Obligations to Company. If a Participant becomes entitled to a payment of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator in its sole discretion.

10.9. No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

10.10. Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Plan Administrator’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA.

10.11. Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the Company.

10.12. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.13. Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.14. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.15. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

10.16. Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, MTC Technologies, Inc. 2007 Deferred Compensation Plan, Attn: Vice President – General Counsel, MTC Technologies, Inc., 4032 Linden Avenue, Dayton, Ohio 45432 or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.17. Amendment and Termination. The Plan may be amended, suspended, or terminated at any time by Company or by the Plan Administrator in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Accounts determined as of the effective date of such amendment. In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by Company or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Section 409A of the Code and regulations thereunder. In the event of any suspension or termination of the Plan, payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Section 409A of the Code and regulations thereunder).

MTC TECHNOLOGIES, INC.

By:	/s/ David S. Gutridge
Title:	Chief Executive Officer

Date: December 22, 2006